Exhibit 99.1
FOR IMMEDIATE RELEASE
Bell Microproducts Announces
Preliminary Third Quarter Revenue of $903 Million
SAN JOSE, CA – October 27, 2008 – Bell Microproducts Inc. (BELM.PK), one of the world’s largest value-added distributors of storage and computing technology, today announced preliminary third quarter revenue of $903 million, compared to $1.01 billion in the third quarter of 2007. The revenue decline was due to lower sales in North America and Europe, partially offset by growth in the Latin America region.
Recent Financial and Corporate Highlights
•	Latin America revenue grew by 17% year-over-year, while North America and Europe revenue declined by 14% and 19%, respectively.
•	We nearly doubled our Acton, Massachusetts integration facility to 45,000 square feet to accommodate the growing needs of new and existing customers. We also began work on a significant expansion of our San Jose, California integration facility to better serve the needs of our value-added customers. Upon completion, this facility will be approximately 51,000 square feet.
•	Among other new customer wins, we are pleased to report that Bell Micro was recently awarded a new value-added program from an existing customer that is projected to generate $50 million in incremental annual revenue. We expect the program to begin contributing to revenue in the fourth quarter of 2008 and to ramp up in the first quarter of 2009.
•	We completed agreements with all of our major lenders to expand the terms of our credit facilities to 2010 and beyond, concluding our near-term financing objectives.
•	We expanded our corporate structure with key hires and promotions. John Toal was named President of the EMEA Region, filling the position formerly held by Graeme Watt, who was promoted to President, Worldwide Distribution. Daniel Vertrees was named Vice President of Enterprise Sales in North America.
•	We announced our plan to file our fiscal 2006 financial statements with the U.S. Securities and Exchange Commission (SEC) in December 2008.

Third Quarter 2008 Commentary and Outlook
“During the third quarter, our results were adversely affected by continued weakness in the disk drive market, as well as turbulent global economic conditions that led to lower overall IT spending,” said W. Donald Bell, Bell Micro President and Chief Executive Officer. “Approximately 60% of our year-over-year revenue decline was due to lower sales in the disk drive product category. In addition, the relative strength of the U.S. dollar versus other world currencies resulted in lower margins in our Europe and Latin America regions.
“We expect to see continued weaker demand due to the difficult economic climate, however, we are well-positioned with the resources we need to execute our business plan,” Mr. Bell continued. “In the near-term, we will be focused on increasing market share, controlling operating expenses and improving working capital to generate positive free cash flow from operations. We expect to resume our long history of revenue growth as the economy begins to stabilize.
“We plan to file our 2006 financial statements with the SEC in December. We are also working diligently to complete the restatements of our 2004 and 2005 financials. Completing the restatements and audits of our past financial statements, and returning to a timely and regular SEC filing schedule are top priorities for our management team,” Mr. Bell concluded.
Revenue and Product Mix
The following is a year-over-year comparison of Bell Micro’s revenue and product mix for each of its three major geographic regions:
•	North American revenue declined 14% to $382 million, or 42% of total revenue in the third quarter of 2008. This compares with revenue of $443 million for the third quarter of 2007. The North American Solutions product category declined 11%, while the North American Component and Peripherals product category declined 17%. While sales in major product categories declined during the quarter as compared to the prior year, North American distribution sales increased 6% sequentially as this region stabilized following declines in the first half of 2008.
•	Latin American revenue increased 17% to $168 million, or 19% of total revenue in the third quarter of 2008. Stronger sales in Latin America were driven primarily by higher sales in the company’s Miami-based business. Latin American Solutions product revenue increased 74%, compared with the third quarter of 2007, due primarily to growth in demand for computer platforms. Sales of Components and Peripherals products increased 6%, compared with the third quarter of 2007.
•	European revenue declined 19% to $352 million, or 39% of total revenue in the third quarter of 2008. The European Solutions product category declined 18% and the Components and Peripherals product category declined 20%. Turbulent economic conditions coupled with worldwide currency fluctuations, resulted in lower demand in most of our European markets.

The following is a revenue breakdown for Bell Micro’s major product categories:
•	The Solutions product category declined 11%, and represented 53% of total revenue in the third quarter of 2008, compared with 53% in the third quarter of 2007. The decline was primarily due to challenging global economic conditions, particularly in Europe.
•	The Components and Peripherals product category declined 12%, and represented 47% of total revenue in the third quarter of 2008, compared with 47% of total revenue in the third quarter of 2007. Disk drive sales were 22% lower than a year ago, and represented 26% of total sales in the third quarter, down from 30% of sales in the same period of 2007. The Industrial Components product category increased 24% during the quarter, compared with the same period last year, reflecting a more stable market for these products and an increased contribution from new product lines.
Additional quantitative information regarding Bell Micro’s results for the third quarter of 2008 will not be available until the previously-announced restatement of the company’s financial statements for certain prior periods, and the related audits and reviews, have been completed.
About Bell Microproducts
Bell Microproducts is a leading international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, the company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.
Safe Harbor Statement
This release contains forward-looking statements that are based on the current opinions and estimates of management, and speak only as of the date on which they are made. Such forward-looking statements include, but are not limited to, management’s preliminary estimates of quarterly revenue; management’s expectations regarding the company’s operating results for the third quarter of 2008; the expectation that a softening global economic environment will continue; the expectation that there will be a slowdown in sales due to the current economic climate; management’s belief that the company is well-positioned to execute its business plan; the expectation that the company has and can continue to maintain its market share in key product categories; management’s projection that the recently-awarded value-added program will generate

$50 million in incremental annual revenue; the expectation that the company will complete the previously-announced restatements of its historical financial statements for the years ended December 31, 2004 and 2005 and file its annual report on Form 10-K for fiscal year 2006 in December 2008; the expectation that that the economy will begin to recover; the expectation that the company can resume revenue growth and gain market share once the economy recovers; and the results of the restatement of the company’s historical financial statements. Actual results could differ materially from such statements as a result of many risks and uncertainties, including: global economic conditions in 2008 may worsen and that the economy may not recover; technology spending may continue to decrease in one or more of the markets in which the company operates; the slowdown in sales anticipated by management may be greater than currently anticipated; a slowdown in sales may occur for reasons other than the current economic climate; necessary adjustments to prior period financial statements as a result of our restatement and the detailed accounting and related tax impacts from such adjustments may be material and/or significant; the requirement that accounting adjustments, in addition to those that have already been identified, be made; the preliminary estimates of accounting adjustments are not accurate; other errors in the company’s accounting could be identified resulting in additional adjustments; the adjustments related to the company’s current review of its historical accounting for reserves, accruals, and other accounting estimates could be significant and/or material; the activities necessary to complete the restatement could divert significant management time and attention from the operations of the company; value-added programs are typically not for a fixed period of time and can be terminated by the customer on short notice; the recently-awarded value-added program may generate less annual revenue than currently anticipated; the company may not finish the accounting or other work necessary to complete the historical financial statements so that it can file its annual report on Form 10-K for fiscal year 2006 in December 2008, or ever; the company may not be able to obtain the third-party consents necessary to file its 2006 Form 10-K in December 2008, or ever; the inability of the company to maintain or grow market share upon the recovery of the economy, especially in key product and other categories; the company may not be able to control operating expenses or improve operating capital to generate positive free cash flow from operations; and the costs incurred by the company in 2008 for extraordinary legal, accounting, and other professional fees related to the restatement will continue to be significant.
Investors should also take into account the risks described in the reports filed by the company with the Securities and Exchange Commission when making investment decisions. Investors are cautioned not to place undue reliance on these forward-looking statements, and the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc. (414) 224-1668 ir@bellmicro.com